Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 2-93131 of the Parnassus Funds (formerly known as “the Parnassus Fund”) on Form N-1A of our report dated February 4, 2005 appearing in the Annual Report of The Parnassus Fund for the year ended December 31, 2004, and incorporated by reference in the Statement of Additional Information which is part of this Registration Statement, (b) the reference to us under the headings “Financial Highlights” and “General Information” appearing in the Registration Statement, and (c) the reference to us under the heading “General” appearing in the Statement of Additional Information, which is also part of such Registration Statement.

San Francisco, California
February 11, 2005